Exhibit 99.1
FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	Ayman Sabi, President and CEO Roadhouse Grill (954) 957-2600
Roadhouse Grill Reports on Status of Proposed Merger with Steakhouse
Partners
     POMPANO BEACH, Fla., February 17, 2006 – Roadhouse Grill, Inc. (GRLL.PK) today reported on the status of its proposed merger with Steakhouse Partners, Inc. On November 17, 2005, Roadhouse Grill signed a merger agreement with Steakhouse Partners, Inc. Under the terms of the merger agreement, the merger is subject to, among other matters, the obtaining by Steakhouse of financing sufficient to complete the transaction. At this time, Roadhouse has been advised that Steakhouse has been unable to obtain all the necessary financing to complete the transaction. In an effort to complete the merger, while no agreements have been reached to date, Roadhouse and Steakhouse are currently in negotiation with respect to the possibility that one or more of Roadhouse’s major shareholders will invest a portion of the merger consideration that they were to receive in the merger into Steakhouse so that Steakhouse will have sufficient funds to complete the transaction.
     With respect to Roadhouse Grill’s obligation to obtain the vote of its shareholders with respect to the proposed merger, Roadhouse has, to date, received proxies from shareholders holding more than 88% of the Company’s outstanding stock approving the merger (with 0.1% of the Roadhouse Grill shareholders voting against the merger). In order to allow negotiations to continue as described above before a formal vote of Roadhouse Grill’s shareholders is taken regarding the proposed merger, Roadhouse has adjourned its shareholders meeting until February 28, 2006 at 10:00 A.M. The rescheduled shareholders meeting will be held at One Southeast Third Avenue, 19th Floor, Miami, Florida.
About Roadhouse Grill
Roadhouse Grill, Inc., based in Pompano Beach, Fla., owns and operates 60 full-service, casual-dining restaurants and has 12 franchised or licensed restaurants. The Company’s restaurants, which offer a “rambunctious” style consistent with Roadhouse Grill’s motto: “Eat, drink and be yourself,” are located in Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, New York, North Carolina, Ohio and South Carolina. For more information or to locate a Roadhouse Grill near you, call 954-957-2600 or visit http://www.roadhousegrill.com.
Certain statements in this press release are forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release includes forward-looking statements that are subject to a number of risks and uncertainties, including risks described herein and risks described in the Company’s Annual Report on Form 10-K for the fiscal year ended April 24, 2005 and Quarterly Report on Form 10-Q for the twenty-six weeks ended October 23, 2005. Actual results could differ materially from these forward-looking statements.